Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

Purpose: CytomX Therapeutics, Inc. (“CytomX” or “Company”) is committed to establishing rules and guidelines for all employees, directors, consultants and contractors that require compliance with all applicable laws with respect to their trading of securities of CytomX and other companies with whom we do business.

Scope: This policy applies to the all employees, directors, consultants and contractors (such employees, directors, consultants and contractors are collectively referred to as "employees") of CytomX.

Policy:

Because the Company’s stock is publicly traded, employees must comply with the provisions of federal and state securities laws, including the rules and regulations of the Securities Exchange Commission (the “SEC”), and this policy. From time to time some or all employees may be in possession of material nonpublic information. No employee may buy or sell stock or other securities of CytomX while in the possession of information about CytomX that is both material and non-public.

Individuals subject to this policy are responsible for ensuring that their immediate family members (e.g., spouses, children, stepchildren, parents, grandparents, stepparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law) and members of their households also comply with this policy. This policy also applies to any entities controlled by individuals subject to the policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this policy and applicable securities laws as if they were for the individual’s own account.

Furthermore, it is illegal and a violation of this policy for you to buy or sell the stock or other securities of companies working with the Company, on the basis of material, non-public information about those companies. It is also illegal and against Company policy for you to pass such material non-public information on to others (also known as tipping) who use it to decide whether to buy or sell our stock or the stock of companies whose material non-public information you pass on.

This policy also prohibits or limits not only illegal activities, but also other stock trading activities that may not be illegal. These additional restrictions are designed to protect both you and the Company from even the appearance of improper activity.

1.
Material Non-Public Information

Material information is information that a reasonable person would consider important in

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

deciding whether to buy or sell our stock or other securities. For example, material information may include (but is not limited to) news concerning product sales, partnerships, clinical trial or research data or information, manufacturing information, positive or negative news concerning a relationship with one of our corporate partners, strategic plans, financial results, merger or acquisition news, patent developments, litigation results or key personnel hires or departures.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material or not is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may be aware of information that you do not consider to be material, federal regulators and others may conclude that such information was material. Therefore, trading in a company’s securities based on such information can be risky. When doubt exists, the information should be presumed to be material until you are informed otherwise.

Non-public information is information that has not been announced publicly, such as by press release, conference call, public filing or similar means of public dissemination. Only specifically authorized individuals are permitted to release non-public information to the public. If you are unsure whether information of which you are aware is material or non-public, you should consult with our Chief Financial Officer or General Counsel.

Notwithstanding any pre-clearance or trading in an open window the determination of whether a person has nonpublic material information is the sole responsibility of the person trading in the stock of the Company.

2.
Trading After Release of Material Information.

You must wait until the opening of trading on Nasdaq of the second trading day after the material information is publicly announced (if you were previously restricted by the Company or otherwise aware of the information) before you can trade. For example, if the information is publicly announced late on a Tuesday, you cannot trade until Thursday (assuming no intervening holidays during that week when the market is closed).

3.
Restricted Persons and Other Employee Restrictions

From time to time the Company will determine that certain individuals (“Restricted Persons”) may buy or sell our stock only at certain times when the “trading window” period is open. You are a “Restricted Person” if you are:

3.1
Members of the Board of Directors of CytomX (the “Board”).

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

3.2
An employee of CytomX with a title of vice president or above.
3.3
An employee who works in the legal, finance or investor relations department of CytomX, unless specifically told otherwise in writing by the General Counsel or Chief Financial Officer.
3.4
Any individual designated as a Restricted Person by the Chief Financial Officer or the General Counsel, in their sole discretion.

From time to time, the Company may determine that in addition to Restricted Persons, all employees or certain specific employees are restricted from trading and that the trading window is closed. During those times all employees or those specific employees are prohibited from trading in CytomX stock until notified that the window is open. A restriction on trading in effect for any person subject to the restriction will remain applicable even if the person leaves the employment of the Company until the restriction is removed. If you have any question about whether a restriction is in place, contact the Legal Department.

4.
Trading Windows/ Blackout Periods

Trading window periods are those periods of time during which Restricted Persons and other employees are permitted to trade our stock or other securities. At these times, the “window” is said to be “open.” Occasionally the Company may inform all employees or a sub-set of designated personnel, including Restricted Persons, that in the abundance of caution, it has closed the trading window to prevent even the appearance of trading with material non-public information. A period of time when the trading window is “closed” is referred to as a “Blackout Period.” There will also be routine quarterly Blackout Periods for Restricted Persons which will run from the end of the last day of the month in which each fiscal quarter ends until the opening of the second trading day following the public release of the Company’s earnings relating to such period (“Quarterly Blackout Period”). Restricted Persons, or any immediate family member or any member of the household of any such person, may not trade during the Quarterly Blackout Period even if they don’t possess any material, non-public information.

The restriction on trading securities during a Blackout Period does not apply to:

4.1 Company Purchases & Sales: Purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company or by the Company are not prohibited during a Blackout Period.

4.2 Stock Option Exercises: The exercise of employee stock options of the Company is not prohibited during a Blackout Period as long as the exercise does not involve a sale of securities of the Company (e.g. the cashless exercise of a stock option of the Company does involve a sale

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

of securities of the Company and therefore would not qualify under that exception). In other words, Restricted Persons and other employees who are restricted from trading are always permitted to exercise and hold employee stock options of the Company, even during Blackout Periods. Employees subject to a Blackout Period may not sell any stock acquired through the exercise of an option during the Blackout Period, including the Quarterly Blackout Period, where they are restricted.

4.3 Gifts: Bona fide gifts of the Company’s securities are not prohibited during a Blackout Period.

4.4 10b5-1 Plans: Purchases or sales of the Company’s securities made pursuant to any 10b5-1 Plans or other pre-existing binding contracts discussed in Section 12 hereof are not prohibited during a Blackout Period.

5.
Mandatory Pre-Clearance by Officers & Directors

All officers (vice presidents and up) and members of the Board must receive pre-clearance from the Chief Financial Officer, General Counsel or his/her designee prior to commencing any transactions in the Company’s stock or other securities (including without limitation, acquisitions and dispositions of Company stock, the “net” or “cashless” exercise of stock options and the sale of Company stock issued upon exercise of stock options) not covered by a 10b5-1 plan.

6.
No Tipping

Employees may not disclose (“tip”) material, non-public information to any other person (including family members) where such information may be used by such person to trade in the Company’s securities (or the securities of any other entity). The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances under circumstances that suggest you were trying to help them make a profit or avoid a loss. Tipping also includes making recommendations, “signaling,” or expressing opinions about trading, while aware of inside information. You may, of course, provide such information to other employees of the Company on a “need to know” basis in the course of performing your job at the Company. It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

7.
No Trading in Derivative Securities

You may not trade derivative securities of CytomX at any time. Derivative securities are securities

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include put and call options, zero cost collars and forward sale contracts. These are different from employee stock options, which are not derivative securities.

8.
No Short Selling

You may not engage in short selling of our securities. Selling short includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is anticipated through the expectation that the stock price will decrease during the period of borrowing.

9.
No Purchasing on Margin

You may not purchase CytomX stock on margin at any time. Purchasing securities on margin is the use of borrowed money from a brokerage to purchase securities. You may, however, hold CytomX stock in a margin account, i.e., an account that allows you to borrow money against your stock, including CytomX stock so long as you have, at all times, sufficient cash or securities other than CytomX stock to meet a margin call. You may not allow a "margin call" to be covered by the sale of CytomX securities while in possession of material, non-public information or if the trading window has been closed to you by CytomX pursuant to a Blackout Period.

10.
Restrictions on Trading in the Securities of Other Companies

The prohibition on insider trading in this policy is not limited to trading in CytomX’s securities. You are also prohibited from trading in the securities of other companies (such as our suppliers, and those with which we may be negotiating major transactions, such as an acquisition, investment or sale) while in possession of material, non-public information about these companies obtained as a result of your employment by or delivery of services to CytomX. Information that is not material to CytomX may nevertheless be material to one of those other companies. Before trading in the securities of other companies with whom we do business, you should consult with the Legal Department, to determine whether there are any restrictions on doing so.

11.
Penalties for Insider Trading

Trading while aware of inside information is a crime. Penalties to individuals for insider trading

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

include fines of up to $1,000,000, 10 years in jail, civil penalties of up to three times the profits made or losses avoided from trading and, potentially; civil liability in private lawsuits. In addition, violation of this policy may result in severe personnel action, up to and including termination of your employment or other relationship with us. Any violation of this policy should be reported to the Legal Department.

12.
10b5-1 Plans

The Securities and Exchange Commission permits trades to be executed even if the trader is aware of material, non-public information if the trade is executed pursuant to a plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. Generally, such plans must be established at a time that the person was not aware of material, non-public information and must provide specific (as detailed by the rule) instructions as to amount, price, and timing. A trade may be executed pursuant to a Rule 10b5-1 plan without further clearance and without regard to any Blackout Period if you submitted the plan to the General Counsel for review at the time you establish the plan and he/she has not advised you that the plan is defective. Although you are required to submit your plan for review, it is your responsibility to assure that the plan meets the requirements of Rule 10b5-1. You should consult with your own counsel and investment advisor in setting up the plan to make sure that it complies with the requirements of the rule. Subject to applicable law, Exhibit A sets forth requirements for Rule 10b5-1 plans.

13.
Ultimate Responsibility for Insider Trading

Notwithstanding any pre-clearance or trading in an open window, the determination of whether a person trades with material non-public information is solely the responsibility of the person trading. The Company cannot always know what is in the mind of the person trading, whether it is material or might be deemed material in hindsight.

14.
Policy Amendments

No amendments to this policy, other than amendments to comply with applicable law or amendments that are procedural or non-substantive (collectively, “Permitted Amendments”), may be made without the approval of the Board or a committee of the Board. Permitted Amendments may be authorized by the General Counsel and the Chief Financial Officer.

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

15.
Training

From time to time the Company may require training of employees who shall certify to such training pursuant to the Certification attached as Appendix B or such other certification as the Company shall provide.

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

Exhibit A

Trading Programs

Program:

The Securities and Exchange Commission permits trades to be executed even if the trader is aware of material, non-public information if the trade is executed pursuant to a plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Trading Plan”). Generally, a Trading Plan must be established at a time that the person was not aware of material, non-public information and must provide specific (as detailed by the rule) instructions as to amount, price, and timing. All Trading Plans, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders, must be authorized by the Legal Department. An authorized Trading Plan that complies with Rule 10b5-1 may initiate transactions without further clearance and without regard to the Blackout Period.

Although you are required to submit your plan to the General Counsel and such officer or such officer’s designee may review the plan, it is your responsibility to assure that the plan meets the requirements of Rule 10b5-1. You should consult with your own counsel in setting up the plan to make sure that it complies with the requirements of the rule.

Program Restrictions. All programs shall be subject to the following restrictions:

1.
No program may be established at a time when the person establishing the program is aware of material nonpublic information.

2.
The transactions prohibited under the Company’s Insider Trading Policy, including among others short sales, sales of derivative securities and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

3.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities.

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

4.
Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation, modification or amendment of a Trading Plan will be subject to the prior review and approval of General Counsel. Revocation is effective upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan or before establishing a new Trading Plan.

5.
Programs may be terminated at any time, but if terminated, the person who had utilized the program may not establish a new program until the earlier of six months following the termination of the prior program or the end of the Company's fiscal year.

6.
All programs must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws (including, without limitation, Rule l0b5-1). The Company may require immediate termination of any program that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws.

7.
Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

8.
The key terms of the Company policy set forth in this Exhibit A and programs established pursuant to it (and trades made pursuant thereto) may be disclosed to the public through a press release, by placement on the Company's website or through other means to be determined by the Company in its discretion. The Company shall not have any liability to any person as a result of the establishment of a program, any Company disclosure with respect thereto, or any cancellation of transactions and/or suspension of a program as discussed above.

9.
The employee and employee’s broker shall be responsible for filing in SEC Form 144 required in connection with trading under a Trading Plan. For executive officers required to file a Form 4 upon any trade, the officer is responsible for notifying the Company of the trade immediately after the trade to enable filing of a Form 4 before the end of the second business day after the trade.

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

The foregoing is a summary of the permitted programs and restrictions thereon based on current applicable securities laws. This summary may be updated from time to time by the General Counsel or Chief Financial Officer of the Company as appropriate.

END OF DOCUMENT

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CORP-003

Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

Insider Trading Policy

Certification

You must sign, date and return this Certification stating that you received the Security Trading Policy (the “Policy”) and related procedures of CytomX Therapeutics, Inc. (the “Company”), and you agree to comply with it. Please note that you are bound by the Policy whether or not you sign the Certification. You will be required to confirm your compliance with the Policy by signing and returning a copy of the Certification each year.

You will receive training regarding the Policy on a periodic basis. At that time, it is expected that you will ask questions sufficient to allow you to understand the Policy. Also, if at any time during the year you desire additional training or have a question regarding the Policy, please contact the Finance Department to set up an appointment for training.

I hereby certify that I:

a.
have read and understand the Company’s Security Trading Policy, a copy of which was distributed with this certificate;

b. have complied with the foregoing policy and procedures;

c.
will continue to comply with the policy and procedures set forth in the

Policy; and

d.
if required, will request prior approval of all proposed sales or acquisitions of securities of the Company.

Signature: __________________________________________

Name: __________________________________________

(please print)

Date: __________________________________________

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Corporate Policy Document No: CORP-003	Revision: 1.0
Effective Date: 30 December 2019
Title: Securities Trading

Exhibit 19.1

Corporate Policy and Procedure Approval Sheet

Document Author: Lloyd Rowland, Senior Vice President, General Counsel

Originating Department: Corporate Compliance

For new policies or revisions, check one of the following and complete the communication and/or training plan information.

FORMCHECKBOX New

FORMCHECKBOX Revision. Identify existing policy being revised and briefly state reason for revision:

FORMCHECKBOX Administrative Change. Check only if non-substantive, grammatical or typographical changes are needed

FORMCHECKBOX Inactivate

FORMCHECKBOX Communications/Training Plan for New/Revised Policy:

(Not needed for Administrative Change)

FORMCHECKBOX Working at CytomX Guidebook

FORMCHECKBOX Employee Curriculum with Quiz

FORMCHECKBOX E-Learning

FORMCHECKBOX Classroom Training

FORMCHECKBOX Other (provide description)

__TBD_________________________________________________________________________

Approvals

/s/ Lloyd Rowland_________________ April 2, 2020________________

Lloyd Rowland, Sr. Vice President, General Counsel Date

/s/ Sean McCarthy___________________ April 2, 2020________________

Sean McCarthy, Chief Executive Officer Date

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CORP-003